Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-85599) of E. I. du Pont de Nemours and Company of our report dated June 26, 2003 relating to the financial statements of the Pioneer Hi-Bred International, Inc. Savings Plan, which appears in this Form 11-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 27, 2003